Exhibit 4.(b)18

AMENDMENT NO. 4 TO RESTRUCTURING AGREEMENT

This Amendment no. 4 (the “Amendment”) to the Restructuring Agreement is dated as of the 24 day of January, 2010 between:

1.	Lumenis Ltd., a company incorporated under the laws of Israel, whose registered office is at Industrial Zone, Yoqneam, Israel (the “Borrower”); and

2.	Bank Hapoalim B.M. (the “Bank”).

WHEREAS:

A.
On 29th September 2006, the Borrower and the Bank entered into a Restructuring Agreement, which was subsequently amended in Amendment No. 1 on December 5, 2006, in Amendment No. 2 on June 25, 2008 (which amendment was itself amended on November 10, 2008 and on February 22, 2009) and in Amendment No. 3 on June 30, 2009 (the “Restructuring Agreement”);

B.
The Borrower has requested to prepay a portion of the Loan on the terms set forth in this Amendment, notwithstanding the prepayment requirements in the Restructuring Agreement, and the Bank has consented to such prepayment; and

C.	On December 31, 2009, the Borrower prepaid a portion of the Loan in the amount of $5,133,040, which, pursuant to the Restructuring Agreement, was to be paid on June 30, 2013; and

D.	The Parties wish to further amend the Restructuring Agreement as set forth herein.

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Amendment, capitalised terms that are used but not defined herein shall have the meanings ascribed to such terms in the Restructuring Agreement.

1.2.	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.3.	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Amendment.

1.4.	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Amendment.

1.5.	Reference herein to Sections and sub-Sections of the Restructuring Agreement shall mean references to Clauses and sub-Clauses of the Restructuring Agreement.

2.	AMENDMENT OF THE RESTRUCTURING AGREEMENT

2.1.
With effect from the date hereof, the Restructuring Agreement shall automatically be amended as set forth herein. For the avoidance of doubt, all sections of the Restructuring Agreement not being amended, deleted or replaced under this Amendment shall remain in full effect; and nothing herein shall derogate from the provisions of the Restructuring Agreement, including the prepayment requirements under Section 5 of the Restructuring Agreement.

2.2.	The following amendments shall be made to the Restructuring Agreement:

2.2.1.              Section 1.1.61D will be deleted and replaced in its entirety by the following:

““Type B Installments” mean each of the installments set forth in the following schedule under the heading “Type B Installments”:”

Type B Installments and Payment Dates Schedule
	Type B Installments	Type B Original Payment Date	Type B Revised Maturity Date
1.	$10,000,000	June 30, 2009	June 30, 2012
2.	$5,133,040	March 31, 2010	June 30, 2013
3.	$7,133,040	June 30, 2010	June 30, 2014
4.	$5,133,040	September 30, 2010	June 30, 2014
5.	$2,733,920	December 31, 2010	June 30, 2014
6.	$2,399,120	December 31, 2010	June 30, 2015
7.	$5,133,040	March 31, 2011	June 30, 2015
8.	$5,133,040	June 30, 2011	June 30, 2015
9.	$2,334,800	September 30, 2011	June 30, 2015
10.	$2,798,240	September 30, 2011	June 30, 2016
11.	$5,133,040	December 31, 2011	June 30, 2016
12.	$5,133,040	March 31, 2012	June 30, 2016
13.	$1,935,680	September 30, 2012	June 30, 2016
14.	$3,197,360	September 30, 2012	June 30, 2017
15.	$5,133,040	December 31, 2012	June 30, 2017
16.	$5,133,040	March 31, 2013	June 30, 2017
17.	$5,133,040	September 30, 2013	June 30, 2017

2.2.2.              The repayment and write off schedule at the bottom of Section 4.1.4 of the Restructuring Agreement shall be deleted and replaced in its entirety with the following:

	Repayment and Write Off Schedule
	Repayment	Date	Write off
1.	$5,133,040	December 31, 2009	$3,208,150
2.	$8,000,000	June 30, 2010	$5,000,000
3.	$10,000,000	June 30, 2011	$6,250,000
4.	$15,133,040	June 30, 2012	$4,291,850
5.	$10,266,080	June 30, 2013	0
6.	$15,000,000	June 30, 2014	0
7.	$15,000,000	June 30, 2015	0
8.	$15,000,000	June 30, 2016	0
9.	$18,596,517	June 30, 2017	0

2.2.3.              Schedule 7 shall be deleted and replaced in its entirety with the Schedule attached hereto as Schedule 7A.

3.	MISCELLANEOUS

3.1.	For the avoidance of doubt, nothing herein shall derogate from the provisions of the Restructuring Agreement, including the prepayment requirements under Section 5 of the Restructuring Agreement.

3.2.
The Company shall pay the costs and expenses of the Bank in connection with this Amendment, including the costs of the Bank’s legal advisors and all legal fees incurred by such advisors, within 15 days of the date of being requested to pay such costs and expenses, following which the Bank’s legal advisors shall issue a tax invoice to the Bank.

3.3.
This Amendment may be executed in any number of counterparts (including by facsimile or by electronic delivery in .pdf format or the like) and all of such counterparts taken together shall be deemed to constitute one and the same instrument sufficient to bind the parties as an original.

3.4.
This Amendment shall be construed in accordance with the laws of the State of Israel. The exclusive place of jurisdiction for the purpose of this Amendment is hereby established as the competent court of law in Israel situated in Tel Aviv-Jaffa.

3.5.
If a provision of this Amendment is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction of any other provision hereof or the validity or enforceability in other jurisdictions of that or any other provision hereof.

3.6.
Where provisions of any applicable law resulting in such illegality, invalidity or unenforceability may be waived, they are hereby waived by each party to the full extent permitted so that this Amendment shall be deemed valid and binding agreements, enforceable in accordance with its terms.

3.7.
Nothing in this Amendment shall create or confer upon any person or entity, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

IN WITNESS WHEREOF, the parties have signed this Amendment on the date first mentioned above.

for:           LUMENIS LTD.

By:           /s/ Aviram Steinhart                                                 /s/ Dov Ofer

Title:        Aviram Steinhart CFO                                              Dov Ofer CEO

for:           BANK HAPOALIM B.M.

By:           /s/ Rachel Arbel                                                        /s/ Gil Barsilay

Title:        Rachel Arbel                                                              Gil Barsilay
stamp of Bank Hapoalim B.M. Head Office